SECURITY BENEFIT LIFE
           INSURANCE COMPANY
--------------------------------------------------------------------------------

          A MEMBER OF THE SECURITY                     700 SW HARRISON ST.
          BENEFIT GROUP OF COMPANIES                   TOPEKA, KANSAS 66636-0001
                                                       (785) 431-3000


                                                           SBL VARIABLE PRODUCTS
                                                             COMMISSION SCHEDULE

                                                    VARIFLEX ES VARIABLE ANNUITY
                                                                 Group Allocated

Broker/Dealer:


EFFECTIVE DATE OF COMMISSION SCHEDULE:


COMMISSIONS - This Commission Schedule is hereby made a part of and amends your selling agreement including, but not limited to, the SBL Variable Products Sales Agreement and/or Marketing Organization Agreement, as applicable, (hereinafter called the "Agreement") with Security Benefit Life Insurance Company and Security Distributors, Inc., (hereinafter jointly called "SBL") and commissions payable hereunder are subject to the provisions contained in the Agreement and this Commission Schedule. Minimum Purchase Payments are as set out in the applicable prospectus and contract. Commissions to a Broker/Dealer are equal to a percentage of Purchase Payments written by that Broker/Dealer, as follows:

1. The rate of commission paid on Purchase Payments made with respect to each particular Variflex ES Contract during all Contract Years for all regular installment payments, lump sums and other irregular payments added to a certificate of a group contract are outlined below:

                                 PAYMENT EVENT                                      ISSUE AGE      COMMISSION RATE
Regular Installment Payment received during the first Contract Year                   0 - 65            7.00%
                                                                                     66 - 80            4.00%

Regular Installment Payment received in the second Contract Year and thereafter       0 - 65            3.00%
                                                                                     66 - 80            4.00%

Lump Sum, Single Payment and other Irregular Payments                               All Ages            4.00%

Increase in the Regular Installment Payment received during the second through        0 - 65            7.00%
ninth Contract Years                                                                 66 - 80            4.00%

     *Commission will not be paid on Purchase Payments made which are less than the minimum amount specified in the prospectus and contract.

2. ASSET BASED COMMISSIONS: SBL will pay an asset based commission at the end of each calendar month on the aggregate Contract Value of Variflex ES Contracts as of that date for which Broker/Dealer is listed on SBL's records as the broker of record. On an annual basis, the asset based commission will be equal to the amounts set forth below. The amount of the asset based commission and its beginning date with respect to assets under a Contract will vary based upon whether assets are allocated to the separate account ("Variable Assets") or the fixed account ("Fixed Assets"). No asset based commission will be paid on Contracts which have annuitized under a life contingent option. An Annuitization Fee may be available as discussed in paragraph 5.

                                                                         BEGINNING DATE
                                            ANNUAL RATE          (MEASURED FROM CONTRACT DATE)
Aggregate Value of Variable Assets              .25%                       1st month
Aggregate Value of Fixed Assets                 .15%                       61st month

3. CONTRACT YEAR: For the purpose of this Commission Schedule, the "Contract Year" shall be measured from the "Contract Date" which is the date the first Purchase Payment is credited to a certificate of a group contract.

4. TRANSFER OF SBL CONTRACT VALUES: No commission (including asset based commission) is paid on the transfer of cash, loan or surrender value of a life insurance or annuity contract issued by SBL or other members of The Security Benefit Group of Companies applied to a Variflex ES Contract under this Commission Schedule.

     Death Benefit Applied to an Annuity Option: In the event that a beneficiary under a Variflex ES Contract under this Commission Schedule applies the death benefit to one of the annuity forms under the Contract, no commission will be payable upon such application. An Annuitization Fee may be available as discussed in paragraph 5.

5. ANNUITIZATION: An Annuitization Fee will be paid to a Broker/Dealer who secures from the Contract Owner (or his or her beneficiary) the proper forms and information to commence an immediate life contingent annuity option and significantly assists the client and SBL in such settlement. The Annuitization Fee will be equal to 4% of the amount applied to a fixed life contingent annuity option and 2% of the amount applied to a variable life contingent annuity option.

6.   COMMISSION CHARGEBACK PROVISIONS:

     Full Withdrawals from the Contract: 30% of commissions paid on Purchase Payments received will be charged back to the Broker/Dealer in the event of a full withdrawal within the first Contract Year.

     Partial Withdrawals in the First Contract Year: A 30% commission chargeback will be made in the first Contract Year on partial withdrawals which exceed the Free Amount. The Free Amount is 10% of the Purchase Payments made as of the date of the partial withdrawal, reduced by any previous withdrawals that were not subject to a chargeback.

     Death Benefit Paid in First Contract Year: No commission chargeback is applicable

7. CHANGE OF COMMISSION SCHEDULE: Notwithstanding any other provision of the Agreement to the contrary, the following provisions shall apply. SBL reserves the right at any time, with or without notice, to change, modify or discontinue the commissions, asset based commissions or any other compensation payable under this Commission Schedule. However, any such change will not apply to the commissions or asset based commissions applicable to Contracts issued before the effective date of such change.

8. CHANGE OF DEALER: A Contract Owner shall have the right to designate a new broker/dealer, or terminate a broker/dealer without designating a replacement, by sending written notice of such designation to SBL. Upon written notice to SBL by the owner of the designation of a new broker/dealer, all the commissions and asset based commissions shall be payable to the new broker/dealer. Upon written notice to SBL by the owner of termination of Broker/Dealer, without designating a new broker/dealer, SBL shall cease paying commissions and asset based commissions to Broker/Dealer.

9. TERMINATION OF THE AGREEMENT/VESTING: In the event of termination of the Agreement for any reason, all rights to receive commissions, asset based commissions or other compensation under this Commission Schedule shall be terminated, unless each of the following requirements is met: (i) the Agreement has been in force for at least one year; (ii) Broker/Dealer is at the time such commissions are payable properly licensed to receive such commissions; (iii) Broker/Dealer is providing service to the Contract Owner and performing its duties in a manner satisfactory to SBL; (iv) commissions paid to Broker/Dealer in the previous calendar year amounted to at least $500; and (v) Broker/Dealer has not been terminated, nor a new broker/dealer designated, by the Contract Owner as set forth in paragraph 8 above.

THIS COMMISSION SCHEDULE replaces any previous Commission Schedule for the Variable Annuity Contract listed above as of the Effective Date set forth above.

SECURITY DISTRIBUTORS, INC.              SECURITY BENEFIT LIFE INSURANCE COMPANY

By: ____________________________________ By: ___________________________________



Title: _________________________________ Title: ________________________________